Exhibit 10.2

FORM OF INDIVIDUAL CHANGE IN CONTROL AGREEMENT

This Individual Change in Control Agreement (the “Agreement”) is made and entered into as of [_], 2006, (the “Agreement Effective Date”) by and between Gateway, Inc. and [_] (the “Participant”). Defined terms not otherwise defined herein shall have the same meaning as set forth in the Gateway, Inc. 2006 Change in Control Compensation Plan, a copy of which is attached hereto as Exhibit “A” (the “Plan”).

RECITALS

WHEREAS, the Company has established the Plan pursuant to which the Participant is eligible to receive certain Severance Payments upon termination of employment with the Company following a Change in Control and during the Agreement Term, other than termination by reason of death, Disability, by the Company for Cause or by the Participant other than for Good Reason;

AND WHEREAS, the Company and the Participant desire to enter into this Agreement in order to evidence the Participant’s rights under the Plan.

NOW, THEREFORE, in consideration of the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Participant shall be entitled to the Severance Payment in accordance with and subject to the terms and conditions of the Plan as attached hereto as Exhibit “A”, with an annual base salary multiplier of [_].

2. The Participant acknowledges that [he/she] shall not be entitled to any benefit under the Plan or this Agreement if a severance or other termination benefit is payable to the Participant under the 2000 CIC Plan or any other plan, arrangement or agreement. As a condition to receipt of any benefit under the Plan or this Agreement, the Participant shall sign a release of claims satisfactory to the Company.

3. This Agreement shall be effective for a period of three (3) years following the Agreement Effective Date (the “Agreement Term”); provided, that on the third anniversary of the Agreement Effective Date and each anniversary date thereafter (the “Renewal Date”), the Agreement Term shall be extended for an additional one (1) year period unless either the Company or the Participant provides written notice to the other party of its desire not to extend the Agreement Term no later than nine (9) months prior to the Renewal Date; and provided further that if a Change in Control occurs within the Agreement Term (as may be extended pursuant to this Section 3), the Agreement Term shall automatically be extended without further action of the Board until the date that is eighteen (18) months following the date of such Change in Control. This Agreement shall terminate immediately and without notice in the event the Participant ceases to be a Senior Vice President and Vice President of the Company prior to a Change in Control.

4. The Participant and the Company agree that the Plan, as attached hereto as Exhibit “A”, forms part of this Agreement and that the terms of the Plan are incorporated herein by reference.

In this regard, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms of this Agreement shall prevail. The terms and conditions of the Plan shall continue to be incorporated into this Agreement notwithstanding any termination of the Plan.

5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6. This Agreement may not be amended, modified, revoked or terminated by the Company or any successor thereto, without the prior written consent of the Participant.

IN WITNESS HEREOF, the Company and Participant have executed this Agreement as of the day and year first above written.

GATEWAY, INC.

By:

Name:
Title

[Participant]

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